EXECUTION COPY

July 30, 2014

Mr. James McNichols
105 Shooting Star Way
Sunset, South Carolina 29685
U.S.A.

Dear Jim,

I am pleased to offer you the position of Chief Actuary at Greenlight Reinsurance, Ltd. (the “Company”), subject to our customary background checks which you authorize us to conduct and the issuance of a work permit from the Cayman Islands Department of Immigration. This position reports directly to the Chief Executive Officer. The following letter outlines the key terms and conditions of your employment relationship with the Company.

•	Start Date: September 15, 2014, subject to a Work Permit being approved by Immigration.

•	Place of Employment: The Company’s offices located in Camana Bay, 65 Market Street, Suite 1207, Grand Cayman Island, B.W.I.

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Employment Status: Employee at will. Your employment may be terminated by the Company for any reason upon 180 days written notice and may be terminated immediately by the Company for cause, which shall include, without limitation, your violation of the Company’s Code of Conduct, the Tax Operating Guidelines or any other Operating Guidelines or the revocation of your Cayman Islands working status as a result of any action or inaction taken by you.

•	Work Hours: The standard work hours are 8:30 a.m. to 6:00 p.m., Monday through Friday. As a professional employee you will be expected to work overtime without any additional remuneration.

•	Holidays: The Company will observe Caymanian statutory holidays.

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Travel and Expenses: You may be required to travel as necessary to perform your job duties. The Company will reimburse you for reasonable and customary expenses incurred during the course of business travel upon presentation of expense statements or vouchers or such other information as the Company may reasonably require in accordance with Company policies.

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Vacation: You will be entitled to 20 days of vacation leave per year. Scheduling of vacation time will be subject to prior approval. Vacation time does not rollover without prior approval of the Chief Executive Officer.

•	Sick days: You will be entitled to 10 sick days per year for actual illness. If you are absent from work for more than three consecutive days, you may be required to produce a doctor’s note.

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Benefits: You will be entitled to participate in such employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its employees, in accordance with the eligibility requirements for participation therein and applicable law.

•	Remuneration:

i.
Base Salary: Annual Base Salary of US$350,000, which will be paid monthly on or about the 23rd of each month to a local bank account. Salary reviews will take place, at a minimum, every three years. Changes in salary, if any, will be instituted in March effective as of January 1.

ii.	Relocation Allowance: Within 30 days of the Start Date, a relocation allowance of US$25,000 will be paid to the employee.

iii.
Bonus: Your annual target bonus is US$165,000. Bonus awards will be based on the Company’s performance in relation to targets established by the Board of Directors annually and your individual performance in relation to your assigned duties. The bonus, if any, will be evaluated annually in February of the following year. The bonus may contain a cash portion and a deferred portion the latter of which is dependent on the Company’s results. For the 2014 performance year, 30% of your target bonus will be evaluated based on qualitative factors such as personal goals and objectives and 70% will be based on quantitative factors such as underwriting results. The quantitative bonus can vary up or down based on the Company’s underwriting performance. The 2014 quantitative bonus, if any, will be paid in three installments as follows: 33% on or before March 15, 2018 and March 15, 2019 and 34% on or before March 15, 2020. Thereafter, the quantitative bonus, if any, will be paid in accordance with the Company’s Compensation Plan.

iv.
Sign-On Shares: In connection with you accepting the position offered hereby, the Company will recommend to the Board that you will be awarded Restricted Class A Ordinary shares of the Company’s stock, with an issuance value of US$100,000. The shares shall be evidenced by, and subject to, the terms and conditions of the Greenlight Capital Re, Ltd. 2004 Stock Incentive Plan. The shares will fully vest on third anniversary of issuance.

v.
Long-term Incentive Plan: You will be eligible for the Company’s Long-term Incentive Plan. As a participant in the plan you will be eligible for further grants of restricted shares as well as option grants, from time to time, subject to the approval of the Board. Vesting of options and/or restricted share grants and other terms and conditions of any such awards will be specified in your award agreement(s), if any. Your target LTIP will be US$205,000.

vi.
Pension: The Company has established a pension plan in compliance with the Cayman Pension Act. The Company will pay the employee share of the required pension amounts on your behalf. This benefit is subject to change in the event that the requirements of the Cayman Pension Act are amended or revised.

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Tax Advice: For U.S., Canadian and British citizens filing tax returns, the Company has arranged to have Federal Tax returns prepared at the Company’s expense, subject to a limit of US$5,000 annually. The service provider will be agreed by the Company.

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Work Permit: As a non-Caymanian, the Company will be required to obtain a work permit for you from the Cayman Islands Immigration Department prior to your employment by the Company. This offer is predicated on the work permit being acquired and becomes null and void if the Company is unable to obtain the work permit from the Immigration Department.

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Notice: You may terminate your employment with the Company upon 180 days written notice. Upon your voluntary termination and satisfaction of the 180 day notice period, you will be paid any accrued but unpaid base salary and any unused vacation time. If you do not satisfy the 180 day notice period, all unused vacation time shall be forfeited.

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Contingencies: Your employment will be contingent upon compliance with the Code of Conduct (to be promulgated by the Company), the Tax Operating Guidelines, and any other Operating Guidelines promulgated by the Company.

•	Representation: You represent and warrant to the Company and you acknowledge that the Company has relied on such representation in offering employment to you and that:

i.	the performance of your duties to the Company hereunder will not violate the terms of any agreement with any third party and;

ii.	you have not made material misrepresentations nor omissions to the Company in respect of any previous employment, qualifications or generally.

•	Restrictive Covenants:

i.
Non-Compete. In consideration of the benefits provided for in this letter, you covenant and agree that during your term of employment and for a period of six (6) months following the termination of employment for whatever reason, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing this covenant, whichever of the foregoing is last to occur, you will not, for yourself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any business which competes, directly or indirectly with any aspect of the Company’s business.

ii.
Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, you covenant and agree that during the term of employment and for a period of one (1) year thereafter, you shall not, without the prior written permission of the Company, (i) directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Company at the time of your termination of employment or was or is providing such services within the twelve (12) month period before or after your termination of employment or (ii) request or cause any employee of the Company to breach or threaten to breach any terms of said employee’s agreements with the Company or to terminate his/her employment with the Company.

iii.
Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this letter, you covenant and agree that during the term of employment and for a period of one (1) year thereafter, you will not, for yourself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Company from any person or entity who, at the time of, or at the time during the twenty-four (24) month period preceding, termination was an existing or prospective customer or client of the Company; (ii) request or cause any of the Company’s clients or customers to cancel or terminate any business relationship with the Company involving services or activities which were directly or indirectly the responsibility of the Company during your employment or (iii) pursue any Company project known to you upon termination of your employment that the Company is actively pursuing (or was actively pursuing within six months of termination) while the Company is (or is contemplating) actively pursuing such project.

iv.	Other. Your employment is contingent upon your execution of our Intellectual Property and Confidentiality agreement.

This offer expires on August 6, 2014.

If you accept this offer, please indicate your acceptance by signing below.

Sincerely,

/s/ Bart Hedges
Bart Hedges
Chief Executive Officer
Greenlight Reinsurance, Ltd.

I accept this offer of employment and all terms and conditions as outlined above.

/s/ Jim McNichols
Jim McNichols                        Dated: July 31, 2014